As filed with the Securities and Exchange Commission on April 20, 2017

Registration No. 333-213763

Registration No. 333-204838

Registration No. 333-204837

Registration No. 333-197138

Registration No. 333-197137

Registration No. 333-197135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-213763

REGISTRATION STATEMENT NO. 333-204838

REGISTRATION STATEMENT NO. 333-204837

REGISTRATION STATEMENT NO. 333-197138

REGISTRATION STATEMENT NO. 333-197137

REGISTRATION STATEMENT NO. 333-197135

UNDER

THE SECURITIES ACT OF 1933

SEVENTY SEVEN ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3338422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 N.W. 63rd Street

Oklahoma City, Oklahoma, 73116

(405) 608-7777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 Seventy Seven Energy Inc. Omnibus Incentive Plan

Seventy Seven Energy Inc. Amended and Restated 2014 Incentive Plan

Seventy Seven Energy Inc. Retirement and Savings Plan

Seventy Seven Energy Inc. Deferred Compensation Plan

(Full title of the plan)

Seth D. Wexler

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma, 73116

(405) 608-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) is being filed to deregister ungranted and unsold shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Seventy Seven Energy Inc. (the “Registrant”), under the Registration Statements on Form S-8 filed by the Registrant (File Nos. 333-213763, 333-204838, 333-204837, 333-197138, 333-197137 and 333-197135) (collectively, the “Registration Statements”) with the Securities and Exchange Commission pertaining to the registration of Shares offered under the Registrant’s 2016 Seventy Seven Energy Inc. Omnibus Incentive Plan, Seventy Seven Energy Inc. Amended and Restated 2014 Incentive Plan, Seventy Seven Energy Inc. Retirement and Savings Plan and Seventy Seven Energy Inc. Deferred Compensation Plan.

On April 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of December 12, 2016 (the “Merger Agreement”), by and among Patterson-UTI Energy, Inc. (“Patterson-UTI”), Pyramid Merger Sub, Inc. (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the result that the Registrant became a direct, wholly-owned subsidiary of Patterson-UTI. As a result of the Merger, each issued and outstanding share of Common Stock was converted into the right to receive 1.7851 shares of common stock of Patterson-UTI, par value $0.01 per share.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Shares that had been registered for issuance but remain ungranted and unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 20th day of April, 2017.

SEVENTY SEVEN ENERGY INC.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William A. Hendricks, Jr. William A. Hendricks, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2017

/s/ John E. Vollmer III John E. Vollmer III	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer and Director (Principal Financial and Principal Accounting Officer)	April 20, 2017

/s/ Seth D. Wexler Seth D. Wexler	Senior Vice President, General Counsel, Secretary and Director	April 20, 2017

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